Exhibit 99.1

Gibraltar Industries Announces New $300 Million Credit Facility
Capacity increases to $300 million from $200 million;
Principal interest rate lowered 50 basis points

Buffalo, NY, December 10, 2015 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of products for residential and industrial markets, announced today that it has closed on a new $300 million five-year revolving credit facility. The new facility replaces a $200 million secured revolving credit agreement due to mature in October 2016. Subject to certain conditions, Gibraltar also has the option to increase the size of the facility by up to an additional $200 million.
In addition to the increase in capacity, the new agreement will reduce the company’s cost of borrowing. It has an initial applicable interest rate of LIBOR plus 1.75%, a reduction of 0.50% from the applicable rate on the previous facility. The new facility, which provides greater availability than the asset-based revolver that it has replaced, will be used for general corporate purposes, including funding future acquisitions, and is due to mature in December 2020.
KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC acted as Joint Lead Arrangers for the new facility, with Bank of America, N.A., M&T Bank, Citizens Bank, N.A. and PNC Bank National Association serving as Co-Documentation Agents. Six additional lenders participated.
“Thanks to an extraordinary group of banks that have continued to support our growth strategy for many years, we have successfully increased the size, reduced the cost and extended the terms of our revolving credit agreement, while providing increased flexibility as we continue to execute our growth strategy,” said Gibraltar Treasurer Timothy Murphy. “This new facility will be instrumental for Gibraltar as we continue to drive our four-pillar transformational change strategy, achieve our key financial objectives, and work to increase shareholder returns.”
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for the industrial, infrastructure and residential markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers worldwide through facilities in the United States, Canada, England, Germany, China, and Japan. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com